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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Jabil Circuit, Inc.:

The audits referred to in our report dated October 6, 1998, except as to note 10 which is as of December 7, 1998, and the second paragraph of note 1(m) which is as of January 28, 1999, included the related financial statement schedule for each of the years in the three year period ended August 31, 1998, which is included and incorporated by reference in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included and incorporated by reference herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.



                                      KPMG LLP

St. Petersburg, Florida
January 29, 1999